Confidential

Alcon

Presentation to Goldman Sachs

Preliminary Discussion Materials

April 29, 2010

Greenhill

Confidential

Alcon

Table of Contents

Confidential

Alcon

Executive Summary

The Independent Director Committee ("IDC") believes that Alcon's intrinsic value today and the potential synergies in a combination with Novartis are the most relevant factors in determining an appropriate price to be paid to minority shareholders

The IDC rejects the assertion that Novartis' blended historical cost basis in Alcon shares is relevant today

- Novartis has defended its offer to Alcon's minority shareholders (the "Minority Shareholders") by focusing on the transaction metrics of a deal that occurred over two years ago and did not involve the Minority Shareholders
  - Contends that Novartis' blended cost basis of $168 per Alcon share should form the ceiling for the price to be paid today, ignoring the time value of money, among other factors
  - Asserts that poor economic conditions since April 2008, along with a slight short-term decline in Alcon performance relative to its 2007 Strategic Plan, effectively impose a cap below $168 per share on the value of the minority shares
  - Engineered a hypothetical "unaffected share price analysis" focused on Alcon's value in 2008 that understates Alcon's value today
- The IDC rejects the relevance of Novartis' blended cost basis in Alcon's shares to Alcon's value today
  - Alcon's intrinsic value, as determined on a discounted cash flow basis, is much higher than the value Novartis has offered
  - In addition, Minority Shareholders should be compensated for a portion of the very substantial cost savings and revenue synergies that are expected to result from the combination
  - Novartis is to pay ~$181 per share in 2010 (not $168 per share) to attain control of Alcon
  - Precedent premia should be applied to the corresponding actual Alcon share price, not a hypothetical unaffected share price, to be consistent with the precedents

Alcon

Table of Contents

Confidential

Alcon

Purchase Price Paid for Control

Novartis Viewpoint

Novartis contends that it paid $168 per share for control of Alcon

Moreover, Novartis asserts that as a result of the deterioration of the economic environment since April 2008, Minority Shareholders should receive less than $168 per share

- Novartis contends that it paid a blended price of $168 per share for control of Alcon
- Further contends that this blended price of $168 per share represented a "full price" in April 2008
  - Represented the mid-point of Goldman's DCF analysis, including a portion of the synergies
  - Represented a high valuation based on comparable trading multiples and supported by Wall Street research commentary
- Novartis asserts that the economic environment has deteriorated substantially since April 2008 and Alcon's performance has suffered as a result
  - Alcon's performance in 2009 did not meet the forecast in the 2007 Strategic Plan
  - Alcon's 2010 outlook has decreased from the projections in the 2007 Strategic Plan
  - Comparable company trading multiples have contracted
- Therefore, Novartis concludes that Minority Shareholders should receive a price lower than $168 per share

Confidential

Alcon

Purchase Price Paid for Control

In any transaction, control only changes hands once

Novartis' purchase of a minority stake two years ago, for a market price, is irrelevant today

Novartis will pay $181(1) per share to attain 51% of the shares of Alcon, giving it control

- Novartis is paying Nestle $181 per share for control of Alcon; the Step 1 price is irrelevant today

2010 Transaction – Option Exercise



Before Step 2 Closing Date
Alcon
Novartis
Nestle
Public
25% 1 Board Seat
51% 5 Board Seats
24%
No Control
Step 2
Novartis pays $181 per share to Nestle
~Q3 2010
After Step 2 Closing Date
Alcon
Novartis
Public
76% 6 Board Seats
24%
Control

- Step 2 is the only step that matters to the Minority Shareholders
  - They were not a party to Step 1
  - They did not receive cash in early 2008 for a portion of their holdings
  - They were not offered a put option on their shares at $181
- Novartis' blended cost basis of $168 per share is an irrelevant number because it ignores the time value of money
  - $168 per share is the simple weighted average of the $181 share price Novartis paid for control and the $143 market price it paid over 2 years ago for a minority position

Source: FactSet
(1) All references to the Step 2 purchase price of $181 throughout the presentation assumes six months of interest at 1.45% per the Nestle / Novartis purchase agreement

Confidential

Alcon

Novartis Paid Market Price for Alcon (No Premium)

IDC Viewpoint

A fundamental review of Alcon indicates that the Step 2 price of $181 per share simply reflected a projected 2010 "market price" and not a control premium

The absolute multiples paid were reflective of the uniqueness of Alcon, as well as its superior and differentiated performance as a publicly traded company

- The IDC disagrees with Novartis' assertion that it paid a "full price" for Alcon. In fact, a fundamental review of the purchase price indicates that Novartis paid a market price for Alcon with little (if any) control premium imbedded
  - Step 1 price of $143 per share represented Alcon's 3-month VWAP (i.e. a market price)
  - Step 2 price of $181 per share represented a conservative future view of market value
    - The P/E multiple paid for Step 2 was comparable to the multiple paid for Step 1, reflecting expected growth in earnings and time value of money, rather than a control premium (i.e. $181 was a proxy for a future market price)

($ in millions, except per share data)	Step 1	Step 2
Details		
Date	4/7/2008	4/7/2008
% Acquired [1]	24.3%	51.2%
Aggregate Purchase Price [1][2]	$10,604	$28,095
Purchase Price per Share [2]	$143.18	$180.01
Applicable Profitability [3]	**NTM**	**2010E**
EBITDA	$2,422	$2,992
Net Income	1,880	2,354
Implied Multiples at 4/7/08	**NTM**	**2010E**
Purchase Price / NTM EBITDA	18.0x	18.3x
Purchase Price / NTM Net Income	23.2x	23.3x

The 1-year forward multiples paid for Step 1 and Step 2 are almost identical

Source: IBES, FactSet
(1) Assumes fully diluted share count as of 4/4/08 price of $148.44
(2) Does not include interest or dividend adjustment
(3) According to IBES estimates. Step 2 estimates and multiples are for 2010E as of 4/7/08

Alcon

Alcon Performance Strong Since April 2008

IDC Viewpoint

The reduction in Alcon's short-term revenue and earnings guidance is minimal when compared to the depth of the global economic recession and its impact on Alcon's peers

- Alcon exceeded its 2007 Strategic Plan forecast in 2008, slightly missed it in 2009 and its current 2010 Operating Plan would only represent a small miss of the 2007 Strategic Plan
  - Cumulatively, Alcon is expected to experience only a ~(1.5%) shortfall for 2008A – 2010E relative to its 2007 Strategic Plan

	Change Versus 2007 Strategic Plan			
	2008A	2009A	2010E (1)	Cumulative
Total Revenue	0.5%	(2.3%)	(3.1%)	(1.7%)
Operating Profit	4.2%	(3.9%)	(3.4%)	(1.3%)

  - More importantly, on a nominal basis, Alcon grew total revenue and operating income by 16.1% and 20.1%, respectively, for the two year period 2008/2009 (representing a CAGR of 7.7% and 9.6%, respectively)
  - The immaterial deviation is within normal budgeting tolerances for companies under normal operating conditions, and exceptional given the magnitude of the economic crisis
  - **Given Novartis' discounted view of Alcon's projections, the IDC surmises that Alcon well exceeded Novartis' 2008 forecast of Alcon**
- Corporate valuations change over time and using a valuation from two years ago to set an appropriate price today (i.e. without adjusting for the time value of money and absolute performance) is not appropriate
  - **Alcon's cash flows have increased since 2008 which means that the valuation today should start from a higher base and thus imply a higher valuation than two years ago**

Note:
(1) Based on 2010 Operating Plan
Source: IBES, FactSet

Confidential

Alcon

Alcon Has Historically Traded at a Substantial Premium

IDC Viewpoint

Novartis' assertion that it paid a full price ignores the fact that Alcon has always traded at a substantial premium to its peers, and deservedly so

Average FY1 EV / EBITDA Multiple by Period

Period	Alcon	Medical Index	Premium [1]
4/4/05 to 4/4/08	19.5x	12.2x	59.9%
3-Month	18.2x	9.0x	101.0%
2009	14.1x	8.5x	66.0%
2008	16.8x	10.5x	58.0%
2007	19.1x	12.3x	54.6%
Since 2003	17.5x	11.9x	48.7%

Alcon FY1 EV/EBITDA Valuation vs. Medical Index


30x
25x
20x
15x
10x
5x
4/4/08
Alcon Average: 18.2x
Alcon 19.7x
Medical Index Average: 12.7x
Medical Index 9.4x
Dec-02
Feb-04
Apr-05
Jun-06
Aug-07
Oct-08
Dec-09
Alcon
Medical Index

Average FY1 P/E Multiple by Period

Period	Alcon	Medical Index	Premium [1]
4/4/05 to 4/4/08	28.6x	19.6x	45.6%
3-Month	22.8x	14.2x	60.7%
2009	18.5x	13.2x	39.1%
2008	22.7x	16.6x	35.0%
2007	26.6x	19.4x	37.6%
Since 2003	26.6x	19.2x	38.1%

Alcon FY1 P/E Valuation vs. Medical Index


45x
40x
35x
30x
25x
20x
15x
10x
4/4/08
Alcon Average: 28.7x
Alcon 23.9x
Medical Index Average: 20.8x
Medical Index 14.9x
Dec-02
Mar-04
Apr-05
Jun-06
Aug-07
Oct-08
Dec-09
Alcon
Medical Index

Source: FactSet
Note: Alcon went public in March of 2002 but sufficient analyst data is not available until the beginning of 2003; Medical Index includes Abbott Laboratories, Allergan Inc., Baxter International, Johnson & Johnson, Medtronic Inc., St. Jude Medical, Stryker Corporation and Zimmer Holdings
(1) Multiple premium to medical index calculated as daily average premium for selected time period rather than premia of average multiples for specified period

Confidential

Alcon

Table of Contents

Confidential

Alcon

Squeeze-Out Valuation

Novartis Viewpoint

Novartis contends that Alcon's unaffected price is in "the high 130's" and that an appropriate squeeze-out premium is 11% - 17%

- Novartis and its advisors contend that the value that Minority Shareholders receive should consider:
  - Alcon's unaffected price, which they posit is in "the high 130's"
  - Precedent squeeze-out data, which they assert supports a squeeze-out premium of 11% to 17% to that unaffected price
    - Based on review of 65 squeeze-outs, over $500 mm, since 1999 with all stock consideration
  - Novartis applied the 1-day median premium of 11% to their hypothetical unaffected share price to support their initial proposal
  - Their view that Nestle, as controlling shareholder, received a 17% premium to market
    - Based on blended Novartis cost basis of $168 per share, as discussed previously
    - Effectively sets a ceiling on price to be paid to Minority Shareholders, as they should not receive as large a premium as Nestle
  - Novartis' hypothetical unaffected share price calculation is based on three methodologies that principally rely on the performance of market indices and on carefully selected research commentary

Confidential

Alcon

Squeeze-Out Valuation

IDC Viewpoint

Regardless of the data set to be utilized, the precedent premia account for speculation already, and therefore should be applied to actual Alcon share prices rather than theoretical "unaffected prices"

- The IDC disagrees with Novartis on all counts
  - Novartis should apply the appropriate premium to the relevant actual share price of Alcon, either 1 day or 1 month
    - Precedents already account for speculation, which explains lower 1-day premia
  - Precedent squeeze-out data supports a higher 1-month premium in the range of 20% - 27%
  - Alcon's actual unaffected price is between $150 and $164 per share
    - The IDC believes Novartis' calculation of a hypothetical unaffected share price is fundamentally flawed (see supporting arguments in Appendix B)
    - No evidence of speculative trading before UBS report on 12/2/09
    - Not lower than the price of $149.76 on 12/1/09, the closing price prior to the release of a UBS research report speculating on takeout value
    - Given Novartis' comments regarding its intentions not to execute a squeeze-out, the unaffected share price could be as high as the closing price of $164.35 on 12/31/09
  - Novartis' price paid for control of $181 per share should not set a ceiling on valuation for Minority Shareholders
    - The IDC focuses on DCF valuation as the most relevant valuation methodology due to the lack of comparable companies
    - Minority Shareholders deserve to be compensated for synergy value, which Novartis understated by failing to quantify substantial revenue synergies
    - Novartis itself set a precedent by paying a 9% premium to minority shareholders of Eon Labs (compared to the price paid for majority control)

Confidential

Alcon

Alcon's Unaffected Price Between $150 and $164

IDC Viewpoint

A high correlation between Alcon's share price change and changes in analyst expectations would imply that research analyst earnings revisions (along with Alcon's actual results) appear to have driven the share price performance in both directions

There is no evidence to support Novartis' contention that Alcon's price contained a material speculative premium, particularly prior to 12/2/09

During the timeframe when Alcon was being affected by the global economic recession, in late 2008 and early 2009, it doesn't appear as though takeover speculation provided any share price support

Alcon Share Performance vs. Consensus Earnings Estimates



Global Economic Recession
10/22/09: Raymund Breu (NVS CFO) on Q309 Earnings Call – "…we currently have no intention of purchasing or buying out the third-party minority."
4/7/08: Novartis / Nestle agreement announcement
12/2/09: Release of UBS report
$164.35
Indexed Share Price
Indexed IBES 2010E EPS
150
140
130
120
110
100
90
80
70
60
50
40
110
105
100
95
90
85
80
Jan-08
Mar-08
Apr-08
Jun-08
Aug-08
Oct-08
Dec-08
Feb-09
Apr-09
Jun-09
Aug-09
Oct-09
Dec-09
ACL Indexed Share Price
ACL Indexed IBES 2010E EPS(1)
EPS exceeded IBES consensus
EPS met IBES consensus
EPS below IBES consensus



Volume (mm)
5
4
3
2
1
0
Jan-08
May-08
Aug-08
Dec-08
May-09
Aug-09
Dec-09
Earnings Announcement

Note: Last day of data as of 12/31/2009. Uses IBES mean estimates
(1) 2010E EPS estimates are per FactSet and indexed as of 1/1/08
Source: FactSet

Confidential

Alcon

Precedents Suggest a Higher Premium is Warranted

IDC Viewpoint

The data suggests that a squeeze-out premium of 20% – 27% (1 month median – mean) better reflects the precedents than the 12% premium Novartis claims to have offered Minority Shareholders

Indeed, Novartis itself set a precedent in 2005 when it paid a premium of approximately 25% to the unaffected price to squeeze-out the minority shareholders of Eon Labs, which also represented a premium of 9% to the price it paid for a majority stake

- An exhaustive review of over 450 precedent squeeze-outs was conducted to develop a view on an appropriate squeeze-out premium
  - Reviewed squeeze-outs greater than $100 million since 1999[(1)(2)]
  - Median and mean one-month final premia are 20.3% and 26.6%, respectively
- Alcon is a superior asset and deserves an above-average premium (i.e. not median)
  - As previously mentioned, precedents clearly account for "run-up" or speculative trading as evidenced by lower one-day premia
  - Even using more conservative median data yields implied values meaningfully higher than Novartis' initial offer

IDC Viewpoint

Squeeze-Outs Greater than $100m since 1999[(1)(2)]

Number of Deals = 452

	Final Premium 1 Day	Final Premium 1 Month
Mean	21.0%	26.6%
Median	15.8%	20.3%

Implied Price Calculation	Market	Premium	Squeeze-Out
1 Day	$164.35	15.8%	**$190.32**
1 Month[(4)]	$149.76	20.3%	**$180.16**

Novartis Viewpoint

All-Stock Squeeze-Outs Greater than $500m since 1999[(1)(3)]

Number of Deals = 43

	Final Premium 1 Day	Final Premium 1 Month
Mean	14.8%	25.2%
Median	13.4%	18.4%

Implied Price Calculation	Market	Premium	Squeeze-Out
1 Day	$164.35	13.4%	**$186.37**
1 Month[(4)]	$149.76	18.4%	**$177.32**

Note:
(1) Data from public filings, Bloomberg, FactSet, ThomsonOne and Capital IQ
(2) According to Greenhill analysis. Includes all squeeze-outs since 1999 with ranking value (inc. net debt) greater than $100 mm, acquiror squeeze out of 15% - 50% of target shares and intends to acquire 100% of the target. Excludes withdrawn deals
(3) According to Goldman analysis. Includes all-stock squeeze-outs since 1999, with ranking value (inc. net debt) greater than $500 mm, acquiror holds greater than 50% of stock at announcement and intends to acquire 100% of the target. Excludes non-completed deals, deals with acquiror holding more than 90% at announcement, premiums less than -50% or more than 200% and deals with no premiums reported
(4) 1 Month price is closing price on 12/1/09, the day before UBS report speculating on Alcon take-out value

Confidential

Alcon

Table of Contents

Alcon

Alcon Projections

Novartis Viewpoint

Novartis made several adjustments to Alcon's projections to formulate its view of Alcon's projected profitability

- Novartis made several adjustments to Alcon's business plan to reflect its view of Alcon's projected profitability
  - Assumed lower pharmaceutical sales for Alcon with an annual decline of 5% in revenue per year through 2012 and 5% growth thereafter driven by the following:
    - Patent expirations on Travatan, Patanol/Pataday, Azopt/Azarga and Tobradex
    - Novartis assumes that 60% of Alcon's pharmaceutical revenue is subject to patent expiration through 2014
    - Novartis asserts that an ophthalmic drug loses 70% - 90% of revenue in the first six months after patent expiration
  - Assumed consumer business would grow at 5% per annum through 2012 compared to the 8% growth currently in the Alcon projections
    - 5% growth primarily based on Novartis' internal projections for its consumer segment
  - Other general modeling assumptions include:
    - Gross and operating margins assumed to remain flat at 2009 levels
    - Higher tax rates, which assume a tax rate of 27% is reached in 2027

Confidential

Alcon

Alcon Projections – Pharmaceutical Segment

Key Considerations

The IDC, based on consultations with Alcon management, disagrees with Novartis' business plan assumptions

Alcon management agrees that the Company could see ~90% declines in U.S. sales for acute products that can be genericized (manufactured) easily, and ~70% declines in U.S. sales for chronic products that could be easily genericized

- **Much less diminution in sales internationally given lower price point and challenging distribution model**

- Alcon's key products enjoy greater patent protection than Novartis asserts (see page 24 for additional detail on patent expirations)
  - No material patent expirations during the 2010-2012 projection period except for Tobradex, which has already been factored into the forecast
- Significant portion of Alcon's sales occur outside the U.S. where the impact of generic sales is less pronounced than in the U.S.
  - Average selling prices are much lower outside of the U.S. which makes the market less attractive to generic competitors
  - Generic market substitution not as ubiquitous in international markets due to distribution model
- Highly differentiated products have allowed Alcon to maintain and even grow market share in the face of generic competition
  - Pataday – Once-a-day product that continues to grow market share despite multiple generic options and an OTC competitor
  - Travatan Z – Physicians prefer the safer preservation system and reduced incidence of ocular surface disease
  - Azopt – Much less irritation on instillation than competitor's product
- Lower price point for treatment of ophthalmic diseases relative to other chronic diseases (e.g. heart disease) results in lower revenue erosion rates related to the entrance of generic competition
- Alcon's generic manufacturing subsidiary, Falcon, and over-the-counter strategies offset the impact of generic competition

Confidential

Alcon

Ciloxan Patent Expiration Case Study

Alcon has a demonstrated ability to convert patients to technologically superior products in order to mitigate patent exposure

- Ciloxan was Alcon's leading ocular anti-infective product in 2002/2003 but faced a U.S. patent expiration in June 2004
- In April 2003, in anticipation of the Ciloxan patent expiration, Alcon launched a new ocular anti-infective product in the U.S., Vigamox, and began to convert patients to this new fourth generation fluoroquinolone anti-infective product
- Vigamox offered several key technological advantages over Ciloxan:
  - Ability to eradicate resistant bacteria
  - Ability to penetrate the surface of the eye
  - Three times a day dosing
- Despite the Ciloxan patent expiration, Alcon was able to convert Ciloxan sales to the new Vigamox product while growing overall sales at a CAGR of over 19% in the U.S. and without ever suffering a year-over-year revenue decline

Conversion of Ciloxan to Vigamox



U.S. Sales ($mm)
$240
$200
$160
$120
$80
$40
$0
CAGR: 19.1%
1998 $32 $32
1999 $46 $46
2000 $64 $64
2001 $78 $78
2002 $94 $94
2003 $125 $91 $34
2004 $142 $39 $103
2005 $149 $10 $139
2006 $179 $8 $172
2007 $198 $9 $189
2008 $202 $8 $194
2009 $218 $9 $209
Ciloxan
Vigamox

Source: Alcon management

Confidential

Alcon

Alcon Products Perform Well Against Generic Competition

Alcon has a demonstrated ability to maintain market share in the face of generic competition for competitor products

- In early 2008, the Topical Carbonic Anhydrase Inhibitor (TCAI) category was dominated by two primary products:
  - Azopt – ~60% share
  - Trusopt – ~40% share
- In late 2008, a generic version of Trusopt was introduced, Dorzolamide
- Despite the introduction of Dorzolamide in 2008, Alcon has actually been able to grow Azopt's market share in the TCAI category over the past two years

TCAI Category Share



14.0%
13.0%
12.0%
11.0%
10.0%
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
12.9%
11.2%
7.4%
6.6%
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
% of Adj. Therapy
% of Total Glaucoma

Azopt Market Share in TCAI Category



70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
58.8%
62.5%
60.1%
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Azopt
Trusopt
Dorzolamide

Source: Alcon management

Confidential

Alcon

Alcon Projections – Pharmaceutical Segment

Travatan Family

Patent Protection

- No patent expirations within the Strategic Operating Plan period
- Current U.S. compound patents expire in 2014
- Travatan Z has a U.S. patent application pending that would expire in 2027, if granted
- See page 24 for additional detail on patent expirations

Competition & Clinical Differentiation

- Physicians prefer safer preservation system (BAK-free) of Travatan to the current global market leader, Xalatan
  - BAK –free Travatan Z is less irritating to patients with ocular surface disease such as dry eye, as well as patients who take multiple drops (all with preservatives)
  - Travatan has grown global market share from 18.6% to 20.8% over the past year
  - Q1 2010 Travatan sales grew 21.0% organically
- Proof of clinical differentiation from ongoing studies could position Travatan Z as the preferred brand on Managed Care plans when generic Xalatan becomes available
- Greater share of voice with physicians once Xalatan comes off patent will also help to preserve market share (currently 20.8% versus Xalatan at 59.3%)


Travatan: Converting Market to BAK-Free Product
CAGR: 18.3%

Key Strategic Plan Assumptions

- Current Strategic Plan assumes the following regarding Travatan:
  - Generic Xalatan products enter U.S. market in April 2011
  - No promotional claims related to ocular surface health (favorable ruling by the FDA would result in upside from the current plan)
  - Higher rebates in U.S. in 2011 to keep Travatan Z as preferred brand on Managed Care plans
  - Travatan Z global rollout continues
  - DuoTrav continues to gain share in ex-U.S. markets

DuoTrav Market Share Outside U.S.		
2008A	2009A	2010E
20.8%	23.5%	26.8%

Geographic Revenue Mix

- In 2010, Travatan is only expected to generate 54% of its sales in the U.S.

Travatan Revenue by Geography			
(USD mm)	2008A	2009A	2010E
U.S.	$231.8	$296.3	$347.7
EURMEA	150.0	144.5	147.3
Japan	27.3	53.9	70.9
ROW	63.7	69.1	77.4
Total	**$472.8**	**$563.8**	**$643.3**

Confidential

Alcon

Alcon Projections – Pharmaceutical Segment

Azopt / Azarga


Alcon
Azopt
brinzolamide
ophthalmic
suspension 1%
15 mL


AZARGA
Alcon

Market: Glaucoma

Use: Topical carbonic anhydrase inhibitor

Patent Protection

- Current Azopt U.S. composition and formulation patents expire in 2012 and 2013, respectively
- Current Azopt E.U. formulation patents expire in 2017
- Current Azarga E.U. composition and formulation patents expire in 2011 and 2017, respectively
- See page 24 for additional detail on patent expirations

Competition & Clinical Differentiation

- Azopt has less irritation on instillation than competitor's product which is a very important consideration with a chronic medication

Key Strategic Plan Assumptions

- Azarga share growth in international markets providing opportunity against Cosopt
- Flat global share in Azopt due to small declines in US share
- Azarga global market share is increasing rapidly

Azarga Global Market Share		
2008A	2009A	2010E
NA	2.9%	10.6%

Geographic Revenue Mix

- In 2010, Azopt / Azarga are only expected to generate 21% of sales in the U.S.

Azopt / Azarga Revenue by Geography			
(USD mm)	2008A	2009A	2010E
U.S.	$57.8	$64.9	$70.9
EURMEA	124.8	144.0	164.9
Japan	52.4	63.9	72.9
ROW	24.4	27.2	35.7
Total	**$259.4**	**$300.0**	**$344.4**

Source: 2009 Strategic Plan, Public filings

Alcon

Alcon Projections – Pharmaceutical Segment

Patanol / Pataday


Alcon
Patanol
(olopatadine hydrochloride ophthalmic solution) 0.1%
5 mL Sterile


Pataday
Alcon

Market: Ocular allergy

Use: Antihistamine and mast-cell stabilizer

Patent Protection

- Current U.S. use patents on Patanol expire in 2015
- Current E.U. composition patents on Patanol expire in 2017
- Current U.S. and E.U. formulation patents on Pataday expire in 2024 and 2022, respectively
- See page 24 for additional detail on patent expirations

Competition & Clinical Differentiation

- Pataday is the only once-a-day product on the market
  - Alcon currently converting patients to once-a-day Pataday product which enjoys U.S. patent protection through 2024
- High degree of efficacy relative to competitor products
- Continues to grow share in face of multiple generics and an OTC competitor (Zaditor)

Key Strategic Plan Assumptions

- Clinical efficacy serves to blunt impact of competitive entrants in the US
- Continued share progression in Japan

Japanese Market Share		
2008A	2009A	2010E
19.0%	25.6%	30.7%

Geographic Revenue Mix

- In 2010, Patanol is expected to generate 71% of sales in the U.S.

Patanol Revenue by Geography			
(USD mm)	2008A	2009A	2010E
U.S.	$334.0	$341.8	$339.6
EURMEA	36.3	33.5	36.1
Japan	33.3	52.1	58.8
ROW	37.7	38.0	46.3
Total	**$441.3**	**$465.4**	**$480.8**

Source: 2009 Strategic Plan, Public filings

Confidential

Alcon

Alcon Projections – Pharmaceutical Segment

Tobradex


Alcon
TobraDex
(Tobramycin and Dexamethasone)
Sterile Ophthalmic Suspension
5 mL

Market: Ocular anti-infective

Use: Antibiotic and anti-inflammatory

Patent Protection

- Tobradex U.S. patents expired in January 2009 and in most other countries in March 2009
  - Suspension product (70% of sales) is currently facing generic competition but ointment product (30% of sales) is not
- See page 24 for additional detail on patent expirations

Clinical Differentiation & New Products

- Both a competitor and Alcon's generic subsidiary, Falcon Pharmaceuticals ("Falcon"), launched a generic version of Tobradex suspension in January 2009
  - Falcon maintains over 60% of generic Tobradex market (Feb MAT)
- Sales of Tobradex ointment continue to grow in the U.S.
- Launch of Tobradex ST in the U.S. in mid-2010


Tobradex U.S. Sales by Type
Branded Ointment
Branded Solution
Generic Solution

Key Strategic Plan Assumptions

- Current plan reflects impact of generic competition on suspension sales starting in 2009
  - Tobradex U.S. suspension sales declined 63% in 2009 compared to 2008, including generic revenues
  - However, total Tobradex sales were only down 38% and this drop-off has already been reflected in the plan

Geographic Revenue Mix

- Over 66% of Tobradex sales occur outside of the U.S.
  - Ex-U.S. Tobradex sales continue to grow despite patent expirations

Tobradex Revenue by Geography

(USD mm)	2008A	2009A	2010E
U.S.	$180.2	$69.0	$85.7
EURMEA	69.2	67.9	69.7
Japan	0.0	0.0	0.0
ROW	43.2	45.3	49.3
Branded Revenue	**$292.6**	**$182.2**	**$204.7**
Generic Revenue	0.0	41.2	29.4
Total Revenue	**$292.6**	**$223.4**	**$234.1**

Source: 2009 Strategic Plan, Public filings

Confidential

Alcon

Key Pharmaceutical Brand Patent Expirations

Patent Expiration Schedule

	U.S.			Europe			Japan	
	Comp.	Form.	Use	Comp.	Form.	Ext.	Comp.	Form.
Azopt (1)	2012	2013			2017			2017
Azarga (2)				2011	2017	2022	2016	2017
Tobradex			2009	2009			2009	
Travatan	2014				2015			2015
Travatan Z (3)	2014	2027		2014	2027		2014	2027
Travatan APS (4)	2014	2029		2014	2029		2014	2029
Patanol	2011		2015	2017			2021	
Pataday / Patanol S (5)	2011	2024	2015	2017	2022		2021	2022

Notes:
(1) European active ingredient expiration date (12/2014 - 3/2015), with formulation expiration in 2017
(2) In Europe, data exclusivity (regulatory) until 11/2018. Supplemental Protection Certificates (patent term extension) pending for both compound and formulation patents; if granted, expiration dates will be 4/2016 - 9/2022, depending on the patent (compound or formulation) and country
(3) A patent application based on the formulation is pending; if granted, it would expire in 2027
(4) Patent application based on the formulation is pending; if granted, it would expire in 2029
(5) A patent application based on the formulation is pending in Japan; if granted, it would expire in 2022
Source: 2009 Strategic Plan

Confidential

Alcon

Alcon Projections – Consumer Segment

Key Considerations

Unlike other consumer businesses in the ophthalmic space, Alcon's consumer segment focuses on technological product improvements to drive market share and pricing power

- New technology and products to be introduced during the forecast period
  - New MPS formulation
  - New contact lens care segment to be introduced
  - Line extensions of the SYSTANE franchise
  - Expansion into new CAFE markets
- Lower growth in 2009 was the result of difficult comparable periods due to competitor recalls
- New technology initiatives will drive increased market share and average selling prices resulting in above average growth rates compared to other ophthalmic consumer businesses
  - Evidenced by strong market share and average selling price growth of the Systane Franchise as displayed below

Systane Franchise Market Share


26.0%
24.0%
22.0%
20.0%
18.0%
16.0%
14.0%
12.0%
Q1
Q2
Q3
Q4
2007
2008
2009
2010
Unit
Dollar

Systane Franchise Average Selling Price


$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
$12.00
Q1
Q2
Q3
Q4
2008
2009
2010
ASP per Oz

Source: Alcon Management

Confidential

Alcon

Alcon Projections – Margin Expansion

Key Considerations

Alcon's strong revenue growth will continue to drive margin expansion

- Margin expansion should not be discounted
  - Primarily driven by operating leverage on strong top-line growth
  - High growth in emerging markets will drive margin expansion as the Company gains scale

2009 to 2012 Gross Margin Bridge[1]


77.0%
76.5%
76.0%
75.5%
75.0%
75.2%
0.1%
1.3%
(0.5%)
0.3%
0.1%
0.1%
76.5%
2009 Reported
2009 RF
Product Volume / Mix
Sales Price
Travatan Royalty
Exchange
All Other
2012 Reported

Alcon has increased gross margins and operating margins at an average rate of 53 bps per year and 167 bps per year, respectively, from 2001 through 2009

Alcon Historical Gross Margins


80%
77%
74%
71%
68%
65%
2001-2009: 53 bps average increase per year
70.9%
70.3%
70.5%
72.4%
75.3%
75.6%
75.5%
76.6%
75.2%
77.2%
2001
2002
2003
2004
2005
2006
2007
2008
2009
Q1 2010

Alcon Historical EBIT Margins


40%
36%
32%
28%
24%
20%
16%
2001-2009: 167 bps average increase per year
21.4%
23.6%
25.6%
28.9%
32.7%
32.6%
34.4%
35.2%
34.8%
37.9%
2001
2002
2003
2004
2005
2006
2007
2008
2009
Q1 2010

Note:
(1) According to 2009 Strategic Plan
Source: 2009 Strategic Plan, public filings

Confidential

Alcon®

IDC Focused on DCF as Most Relevant Valuation Methodology

The IDC believes that a discounted cash flow analysis is the most relevant valuation methodology for Alcon since there are no true trading comparables that have consistently commanded similar multiples

- Comparable company analysis less relevant in this situation
  - No true comparable to Alcon, either among medical device or pharmaceutical companies
    - Alcon has outperformed the healthcare indices noted in the Novartis analysis by 20% annually since Alcon's IPO[(1)]
    - Alcon traded at a 46% premium P/E multiple compared to an index of medical companies for the 3 years prior to the Step 1 transaction
  - Cardiology and orthopedic companies hampered by low secular growth rates
- Alcon is viewed as a unique investment opportunity by the market and has consistently been rewarded with a premium valuation to its peers since its 2002 IPO
  - Alcon has exceeded analyst estimates 28 of 31 quarters since its IPO
  - Clear market leader in nearly all of its businesses (surgical, pharmaceutical, and consumer)
  - The largest global sales and marketing infrastructure in ophthalmology
  - Only public company of scale that focuses almost exclusively on ophthalmology
  - Strong growth in emerging markets due to rising incomes and attractive cost/benefit proposition of eye care sector
  - Less susceptible to reimbursement pressure in the U.S. due to geographic and channel diversity, and cost per procedure

Notes:
(1) Includes indices used in Novartis' Unaffected Share Price Analysis. For indices created after IPO date, index CAGR calculated from start of trading

Alcon

DCF Supports Significantly Higher Value than Novartis Offer

A discounted cash flow analysis of management's plan supports a meaningfully higher per share valuation than the implied value of the Novartis merger proposal, even before considering synergy value

- DCF valuation supports a significantly higher value than Novartis has offered, even before considering synergy value
  - Based on management's 2010 Operating Plan and forecasts for 2011 and 2012, which has been provided to Novartis
- Tax rate viewpoint
  - If Alcon tax department fails to employ any extension strategies, Goldman estimates of perpetuity tax rate of 27% would be realized
  - Greenhill had used perpetuity tax rate of 20% under assumption that Alcon would be able to maintain some of its tax holiday

Source: Management 2010 Operating Plan and 2009 Strategic Plan

Confidential

Alcon

Novartis Failed to Quantify Substantial Revenue Synergy Opportunities

Novartis announced that a full merger with Alcon could generate $300mm of cost synergies, of which two-thirds could be realized prior to acquiring the minority shares

Novartis acknowledged revenue synergies, but did not quantify them

Alcon's minority shareholders deserve an appropriate premium for the synergy value imbedded in their stake in the Company

- The IDC sought input from Alcon management with respect to synergies
  - On January 6-8, 2010, Alcon management performed a "back-of-the-envelope" exercise to estimate potential synergies from putting together the Alcon and Novartis ophthalmic businesses
  - This exercise attempted to estimate revenue and cost synergies encompassing both the Alcon and Novartis businesses, including CibaVision
  - Alcon management did not have access to Novartis business information and, as a result, the exercise relied on gross assumptions about Novartis' infrastructure and capacities
- Novartis will not be able to achieve 2/3 of the synergies with 76% of the shares, as Novartis claims
  - Co-promotion or other agreements would require arms-length negotiations and approval of the IDC
  - Novartis could not fully rationalize sales forces or back office functions
  - In addition, it will take Novartis longer to realize any portion of the synergies absent total control
- The Minority Shareholders should be compensated for synergy value since Novartis did not acquire access to the synergies when they purchased Nestle's stake
  - Despite Novartis' claims to the contrary, the IDC's legal counsel has advised that there is strong legal support for including synergies in appraisal valuations

Confidential

Alcon

Sources of Cost Synergies

In the exercise described on the previous page, management identified numerous cost synergies

- Major sources of cost synergies include:
  - Cost efficiency from combined commercial operations, primarily from operations relating to:
    - Contact lenses and contact lens solutions
    - Generic products
    - Primary care coverage in the U.S. assuming available promotional capacity outside of Alcon
  - Cost efficiency from combined back office operations between Alcon and CibaVision, including consolidation of contact lens solution manufacturing
  - Cost efficiency from elimination of expenses related to Alcon's status as a public company

Alcon

Sources of Revenue Synergies

In the exercise described on page 29, management identified numerous revenue synergies

- Major sources of revenue synergies include:
  - Incremental revenue benefit on Lucentis/Visudyne sales outside of the U.S. with coordinated promotional efforts to general Ophthalmologists, retinal surgeons, and retinal specialists
  - Incremental revenue benefit on both contact lenses and contact lens solutions with increased promotional activity and "system" promotion on a global basis
    - Assumptions include product introductions based on multi-focal and toric technology and increased share shift in premium contact lens products
  - Incremental revenue on the OTC Consumer brands with new line extension products and increased promotional activity
  - Incremental revenue from increased market reach in the emerging markets and selected product segments (primary care products and generic products) with access to Novartis commercial capability
  - Incremental revenue benefit on surgical IOL products from increased promotional levels and relationship in the 1st line eye care channel – i.e. Optometry

Confidential

Alcon

Synergies Analysis

Cost synergies, developed in coordination with management, exceed $300 million in year 4

Cost Synergies

($ in millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Pharma					
US Primary Care	$25	$25	$25	$25	$25
Generic/Managed Care Synergy	10	10	10	10	10
Meetings	5	5	5	5	5
Ophthalmic Sales/Marketing Rationalizaton	25	25	25	25	25
Promotional Spend Synergy	13	13	13	13	13
Total US Pharma	**$78**	**$78**	**$78**	**$78**	**$78**
Consumer					
Sales Force Rationalization US	$18	$18	$18	$18	$18
Sales Force Rationalization EU	13	13	13	13	13
Marketing, Trade and Training Synergy	5	5	5	5	5
Promotional Spend Synergy	10	10	10	10	10
Total Consumer	**$46**	**$46**	**$46**	**$46**	**$46**
Commercial G&A	**$25**	**$40**	**$55**	**$55**	**$55**
Total	**$149**	**$164**	**$179**	**$179**	**$179**
I.T.	(1)	(1)	2	18	18
Tax	2	2	2	2	2
Corp. Comm. & Prof. Svs.	2	3	4	4	4
Legal	3	8	10	10	10
Global Rep, U.S. Acct. & HR Finance	6	7	7	7	7
Human Resources	-	3	8	8	8
Investor Relations & Treasury	3	10	11	11	11
MTO G&A	-	1	6	8	10
Total G&A	**$16**	**$34**	**$50**	**$68**	**$70**
MTO COGS	($19)	($4)	$25	$34	$43
R&D	4	20	20	20	20
Less: Severance	(75)	-	-	-	-
Total Cost Synergies	**$74**	**$214**	**$274**	**$301**	**$312**

Source: Alcon Synergies Analysis

Confidential

Alcon

Synergies Analysis

Revenue synergies, developed in coordination with management, reach nearly $1.3 billion in year 5

Revenue Synergies

($ in millions)	Year 1	Year 2	Year 3	Year 4	Year 5
Pharma					
Primary Care Promotion (US only)	$6	$36	$65	$93	$114
Primary Care Promotion (OUS)	12	28	49	69	88
Increase OD Reach	1	3	6	7	9
Incremental Lucentis/Visudyne OUS	81	120	163	203	396
OUS Generic Sales	9	28	47	57	57
Pataday JP Copromotion	0	0	0	3	9
Emerging Mkt Reach	8	24	47	77	116
Total Pharma	**$118**	**$239**	**$377**	**$508**	**$788**
Consumer					
Addt'l SOV/Geographic Coverage					
CLC	$15	$30	$45	$53	$61
Contact Lenses	58	120	186	223	263
Dry Eye	9	19	25	31	37
Vitamins	12	19	32	39	47
Total Consumer	**$95**	**$188**	**$288**	**$347**	**$408**
Surgical					
Increased Premium IOL					
US ReSTOR from OD coverage	$15	$23	$31	$40	$50
US Toric from OD coverage	8	12	17	22	27
EU from reimbursement	2	4	8	13	18
Total Surgical	**$24**	**$39**	**$57**	**$75**	**$95**
Total Revenue	**$237**	**$466**	**$722**	**$930**	**$1,291**
COGS IMPACT Pharma	($31)	($57)	($86)	($114)	($186)
COGS IMPACT Cons/Surg	(32)	(63)	(97)	(118)	(139)
EBIT Synergy	**$174**	**$346**	**$538**	**$698**	**$967**

Source: Alcon Synergies Analysis

Greenhill

Confidential

Alcon

Table of Contents

Confidential

Alcon

Case Study

Novartis / Eon Labs

Eon Labs.

In 2005, Novartis acquired the generics company Eon Labs through a privately negotiated transaction with the majority holder, concurrent with a tender offer for the minority public shares

Novartis offered the minority public holders a 9% premium to the price paid to the majority holder, and represented a 25% premium to the unaffected share price

The acquisition was in conjunction with the purchase of Eon's strategic partner, Hexal AG, as part of Novartis' strategy to further develop its global generic presence

Transaction Description

- In February 2005, Novartis acquired Eon Labs through two separate, but simultaneously announced transactions
  - Acquired a 67.7% stake (65.4% fully diluted) from Santo Holding (owned by Stungmann family) for cash consideration of $1.71 billion
    - Implies a price of $28.44 per share (13.9% premium to the unaffected price)(1)
  - Separately, Novartis commenced a tender offer to acquire the remaining 34.6% held by the public for $31.00 cash per share (25% premium to the unaffected price)(1)
- The deal was approved by Eon's board of directors and the special committee of independent directors
- The transaction was in conjunction the acquisition of Hexal AG, a German generics company with which Eon had a strategic partnership (also owned by Stungmann family)

Target Description

- Eon Labs is a generic pharmaceutical company that engages in the development, licensing, manufacture, sale, and distribution of a range of prescription pharmaceutical products primarily in the U.S.
- It focuses on drugs in various solid oral dosage forms, utilizing both immediate and sustained release delivery, in tablet, multiple layer tablet, film-coated tablet, and capsule forms
- The product line consists of approximately 200 products representing various dosage strengths for 60 drugs

Eon Labs Stock Price Performance (September 2004 – February 2005)



Price ($)
Volume (mm)
$34
$32
$30
$28
$26
$24
$22
$20
30
20
10
0
$31.00 Offer
Unaffected Price
9/23/04: Eon's CEO acknowledges vulnerable to takeover situation
12/27/07: Novartis signals interest in German generics acquisitions
2/7/05: Novartis rumored to bid for Hexal, Eon's strategic partner
2/21/08: Novartis announces acquisitions of Eon and Hexal
Sep-04
Oct-04
Nov-04
Dec-04
Jan-05
Mar-05

(1) Based on unaffected date of 2/4/05
Source: Factiva, Mergermarket, Capital IQ, Company filings

Alcon

Table of Contents

Alcon

Summary of Novartis' Unaffected Share Price Analysis

In support of its $153 bid for Alcon's public float, Novartis publicly filed its supporting calculations of Alcon's unaffected share price of $137 per share

The IDC believes that there are several flaws in this analysis

- Novartis asserts that Alcon's share price has traded with a takeout premium due to market speculation of a potential Novartis bid for the public float
- As a result, Novartis considered three methodologies to calculate an implied unaffected Alcon share price to serve as the basis for their recent bid for the public float
- Novartis then applied a 12% squeeze-out premium to its unaffected price to arrive at an offer price of $153 per share

Overview of Novartis' Unaffected Share Price Calculation Methodologies

Methodology 1	▪ This methodology postulates that since Alcon's consensus earnings forecasts have declined since the original Nestle/Novartis agreement was signed in April 2008 that Alcon's share price value should commensurately decline ▪ This methodology assumes that Alcon should trade in line with reductions in its EPS expectations at either: ▸ The same P/E multiple at which it traded in April 2008; or ▸ A P/E that has been adjusted for subsequent market multiple declines
Methodology 2	▪ This methodology assumes that Alcon's share price should have traded down in concert with various healthcare and other sector indices chosen by Novartis
Methodology 3	▪ This methodology is based on Wall Street analyst commentary on an unaffected Alcon share price

Confidential

Alcon

Analysis of Novartis' Unaffected Share Price Analysis

Methodology 1

Novartis' first methodology is fundamentally flawed, as it applies trading multiples across inconsistent time periods

- On April 4, 2008, Novartis' price of $143.18 for the Step 1 shares represented 22.7x 2008E P/E, 19.8x 2009E P/E, 17.7x 2010E P/E and 15.8x 2011E P/E multiples at the time
- In calculating the unaffected share price today, Novartis' analysis would apply these multiples to the EPS estimates as of 4/28/10 for their respective periods, arriving at an average price of approximately $134 (without multiple contraction)

Novartis' Original Unaffected Share Price Calculation

	EPS at 4/28/10 (1)	Implied P/E Multiple at:		Implied Unaffected Price	
		4/4/08	4/28/10 (2)	4/4/08 P/E	4/28/10 (2) P/E
2008 EPS Median Estimate (Current Yr)	$6.00	22.7x	19.9x	$136.36	$119.32
2009 EPS Median Estimate (Second Yr)	6.81	19.8x	17.4x	135.05	118.17
2010 EPS Median Estimate (Third Yr)	7.55	17.7x	15.5x	133.87	117.13
2011 EPS Median Estimate (Fourth Yr)	8.29	15.8x	13.8x	130.79	114.44
		Mean		**$134.02**	**$117.26**

- This analysis is flawed in two respects:
  - First, it applies a 3-year forward multiple (2010E 17.7x P/E) to 1-year forward earnings
  - Second, two of the four calculations consider historical periods rather than the future periods which form the basis for today's valuation
- By matching up the 1-year and 2-year forward multiples as of April 4, 2008 with the 1-year and 2-year forward EPS estimates as of 4/28/10 we arrive at an unaffected share price of approximately $168 and remove the time inconsistency
- If we apply the (12.5%)(2) P/E multiple contraction in healthcare sector indices including Alcon, that Novartis asserts, we arrive at an unaffected share price of approximately $147

Greenhill Unaffected Share Price Calculation

	EPS at 4/28/10 (1)	Implied P/E Multiple Today		Implied Unaffected Price	
		4/4/08	4/28/10 (2)	4/4/08 P/E	4/28/10 (2) P/E
2010 EPS Median Estimate (Current Yr)	$7.55	22.7x	19.9x	$171.48	$150.04
2011 EPS Median Estimate (Second Yr)	8.29	19.8x	17.4x	164.30	143.76
		Mean		**$167.89**	**$146.90**

Notes:
(1) EPS estimates are IBES Consensus median estimates. 2008 and 2009 figures represent actual results
(2) P/E multiples contracted by (12.5%) from the healthcare sector indices including Alcon, as per GS meeting
Source: FactSet

Alcon

Analysis of Novartis' Unaffected Share Price Analysis

Methodology 2

Novartis' second methodology is flawed because it compares Alcon to broad healthcare indices, the constituents of which are fundamentally different than Alcon

- **The market has afforded Alcon a premium valuation since its IPO for numerous fundamental factors**
- **Also applies discounted multiples from this analysis to the preceding methodology**

- Novartis observes that a number of broad healthcare, pharma and device indices have declined since April 4, 2008
  - Asserts that Alcon should have declined in line with these indices
- However, correlating Alcon's performance to these indices is inappropriate as Alcon has consistently outperformed these indices since its IPO
  - Alcon is the only public company predominantly focused on ophthalmology, and the global market leader in most of its businesses
    - Unique market sector with high growth potential
    - Effectively 100% of the population is a potential customer for Alcon's products, and the Company is levered to the growing, older demographic
    - Significant international growth, especially largely untapped emerging markets (e.g. China, India, Russia)
    - Not in reimbursement spotlight, unlike many other sectors
  - Alcon's unique track record of meeting and exceeding analyst expectations since IPO
  - Industry index constituents are weighted toward less-attractive sub-sectors such as cardiac and orthopedics which have experienced recent negative secular trends
  - Index comparison also fails to account for Alcon's product pipeline, and its track record of bringing new products to market relative to other index constituents

Confidential

Alcon®

Analysis of Novartis' Unaffected Share Price Analysis

Methodology 2 (cont.) – Alcon versus S&P Healthcare Index Constituents

- While Novartis is correct in asserting general healthcare indices have seen price declines, Alcon's historical share price CAGR exceeds comparable indices
- If Alcon's share price outperformed these indices consistent with previous experience, Alcon's unaffected price would have been meaningfully higher than the $137 that Novartis asserts or even the 12/31/09 market price
  - We are not suggesting that the unaffected price is $199, rather that the Novartis methodology is fundamentally flawed

Unaffected Share Price Calculation Comparison

	Novartis Analysis				Greenhill Analysis					
	Index Price at 4/4/08	Index Price at 12/31/09	Simple Percent Change	Implied ACL Unaffected Price Today[1]	Index Price at ACL IPO	Index Price at 4/4/08	Implied Annual CAGR	ACL IPO to 4/4/08 Excess Return[2]	ACL 4/4/08 to 12/31/09 Exc. Return[3]	Implied ACL Unaffected Price Today[4]
Healthcare Indices										
S&P Healthcare	369.7	362.2	(2.0%)	$140.29	$386.23	$369.68	(0.7%)	28.4%	27.2%	$217.73
S&P Pharmaceutical	305.1	306.4	0.4%	$143.75	415.52	305.15	(5.0%)	32.6%	32.8%	$234.87
S&P Pharmaceutical & Biotech	342.0	339.7	(0.7%)	$142.22	426.75	342.02	(3.6%)	31.2%	30.9%	$228.75
S&P Healthcare Equipment & Services	364.8	347.2	(4.8%)	$136.28	251.39	364.80	6.4%	21.3%	18.5%	$192.40
Russell Growth Drugs and Pharmaceuticals	101.8	102.8	1.0%	$144.59	120.47	101.76	(2.8%)	30.4%	31.0%	$229.07
Russell Value Medical and Dental Instruments & Supplies	172.3	148.5	(13.8%)	$123.40	68.95	172.27	16.4%	11.3%	3.1%	$150.96
Healthcare Index Average			**(3.3%)**	**$138.42**			**1.8%**	**25.9%**	**23.9%**	**$208.96**
Sector Indices										
NYSE Healthcare[5]	6,465.4	6,427.3	(0.6%)	$142.34	$5,000.00	$6,465.42	5.0%	22.6%	22.3%	$203.31
Bloomberg World Health Care Products[6]	152.1	143.4	(5.8%)	$134.93	100.00	152.12	9.4%	18.2%	14.8%	$182.22
Bloomberg Americas Healthcare Products	173.7	162.4	(6.5%)	$133.88	134.35	173.65	4.3%	23.3%	19.5%	$195.33
Bloomberg World Consumer Non Cyclical[6]	154.3	145.8	(5.5%)	$135.30	100.00	154.32	9.8%	17.8%	14.7%	$181.70
Bloomberg Americas Consumer Non Cyclical[6]	132.0	126.2	(4.4%)	$136.86	100.00	132.03	6.2%	21.5%	18.9%	$193.63
Bloomberg San Diego Medical Device Manufacturers	194.5	185.1	(4.8%)	$136.25	106.28	194.53	10.5%	17.1%	14.3%	$180.73
Sector Index Average			**(4.6%)**	**$136.59**			**7.5%**	**20.1%**	**17.4%**	**$189.49**
Overall Average			**(4.0%)**	**$137.51**			**4.7%**	**23.0%**	**20.7%**	**$199.23**

Source: FactSet, Bloomberg
(1) Implied share price calculated by applying percentage change to unaffected share price as of April 4, 2008 assumed to be the 3-month VWAP of USD $143.18
(2) Calculated as difference between Alcon's annual CAGR from its IPO until 4/4/08 and the corresponding index
(3) Implied Alcon annual return from 4/4/08 through 12/31/09 calculated as Alcon's annual excess return over each corresponding index from IPO through 4/4/08 added to the CAGR of each index from 4/4/08 through 12/31/09
(4) Implied share price calculated by applying ACL Excess Annual Return to unaffected share price as of April 4, 2008, assumed to be the 3-month VWAP of USD $143.18, for the period from 4/4/08 through 12/31/09
(5) Annual CAGR calculated from the start of the index on 12/31/02 until 4/4/08
(6) Annual CAGR calculated form the start of the index on 8/12/03 until 4/4/08

Confidential

Alcon

Analysis of Novartis' Unaffected Share Price Analysis

Methodology 3 – Analyst Commentary on Alcon Takeout Price

Novartis' third methodology was to select three analysts who allude to an "unaffected price" in their research and average them

- **Only reflects views of 3 of 12 covering analysts so it does not represent a consensus view**
- **Alcon has consistently exceeded analyst expectations and the trend has been steady upwards earnings revisions; the BMO analyst even suggests this to be the case, undercutting his own view of unaffected value**
- **As a result of Alcon's historical performance, the market has higher expectations than street estimates, and therefore has been willing to pay a premium value for the stock**

In fact, each of the three analysts highlighted by Novartis also predicted a squeeze-out at or above the $181 level, suggesting that the minority shareholders should be paid for synergy value

- Three Analysts made comments on unaffected price, as well as important comments about a squeeze-out
  1. BMO (11/10/09) – "We believe that if ACL were revalued based on current forward EPS estimates, the probability is that the stock multiple would contract to 17-18x from 19x to $130-$137"
     - However, the analyst also said the following about a squeeze-out
       - *"…we believe that the odds are high that Nestle will sell its 52% stake in ACL to Novartis, possibly as soon as the 1Q2010 and that Novartis will purchase the 25% public ACL float at the price of at least $181…"*
       - *"Per our discussion above, <u>should Novartis wait too long, and Alcon continue to execute as it has over the last two quarters, $181 may end up being too low versus the fundamental analysis of the stock's value</u>."*
  2. UBS (12/2/09) – "We calculate…the $140 Alcon share price that we regard as fair value (Alcon's Friday closing price was $148, $8 we believe was attributable to takeover speculation)"
     - However, the analyst also said the following about a squeeze-out
       - *"Given $686m of synergies NVS can afford to pay $235.8 per minority share"*
       - *"Our synergy analysis shows that Alcon's minorities are worth up to $235.8 per share to Novartis and thus too attractive to leave publicly traded."*
  3. JPMorgan (12/29/09) – "Fundamentally, we value Alcon closer to $140, which is based on 17x our 2011 EPS estimate. This is a 20% premium to the current MedTech group multiple of 13.6x (2010 est)"
     - However, the analyst also said the following about a squeeze-out
       - *"This price target [of $181] assumes that Nestle puts its remaining 52% stake in Alcon to Novartis in January for $181, and that the public shares trade higher in anticipation of a potential takeout."*
- The other 9 covering analysts have also weighed in on take-out price and synergy value
  - Range of take-out value: $168 – $217, with most at $181 or above
  - Range of synergies: $400mm – $686 mm